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Supplemental Proxy Information
The Annual Meeting of the Stockholders of the Fund was held on June 15, 2000. The following is a summary of the proposal presented and the total number of shares voted:
Proposal:                                     Votes  in    Votes        Votes
                                              Favor of     Against      Abstained


1.  To elect the followingAndrew McNally IV   8,922,527      449,284            0
                          Frederick O. Roberts8,922,527      449,284            0
                          Harold J. Schaaff, J8,922,527      449,284            0
                          Fergus Reid         8,922,527      449,284            0
                          Graham E. Jones     8,922,527      449,284            0
                          John D. Barrett II  8,922,527      449,284            0
                          Samuel T. Reeves    8,922,527      449,284            0
                          Gerard E. Jones     8,922,527      449,284            0


The Annual Meeting of the Stockholders of the Fund was reconvened on August 1, 2000.
The following is a summary of the proposal presented and the total number of shares voted:

Proposal:                                     Votes  in    Votes        Votes
                                              Favor of     Against      Abstained


2.  To ratify the selection of Ernst & Young L8,766,278      909,235       24,667
     independent accountants of the Fund







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